Exhibit (a)(4)

SCHEDULE A

TO THE AMENDED AND RESTATED

DECLARATION OF TRUST

This Amended and Restated Schedule A, (“Schedule A”), as amended August 12, 2020, to the InvestEd Portfolios Amended and Restated Agreement and Declaration of Trust dated August 16, 2017, (the “Declaration of Trust”), is effective as of August 12, 2020, and supersedes any prior Schedule A to the Agreement.

InvestEd 90 Portfolio

InvestEd 80 Portfolio

InvestEd 70 Portfolio

InvestEd 60 Portfolio

InvestEd 50 Portfolio

InvestEd 40 Portfolio

InvestEd 30 Portfolio

InvestEd 20 Portfolio

InvestEd 10 Portfolio

InvestEd 0 Portfolio